Exhibit 10.24

MANAGED ACCOUNT AGREEMENT

This Managed Account Agreement (this “Agreement”) is entered into as of September 1, 2006, by and between Horizon Fund III, Inc., a Nevada corporation (the “Client”), and United Capital Asset Management LLC, a Florida limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Client desires to engage the services of the Adviser in connection with the management of certain of its investment activities and to work as its investment adviser with respect to such investment activities, and the Adviser is willing to furnish its investment advisory and portfolio management services to the Client.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereby mutually agree as follows:

1. Appointment. Subject to the terms, provisions and conditions set forth herein, the Client hereby appoints and engages the Adviser to, and the Adviser hereby agrees to, provide certain non-discretionary and discretionary investment advisory and portfolio management services to the Client. The Client requests the Adviser to make certain non-discretionary and discretionary investment decisions with the Client’s funds in the account specified for such purposes in Exhibit A and such other accounts as may be designated by the Client in writing (collectively, the “Account”) pursuant to and in accordance with a set of guidelines attached hereto and incorporated herein by reference as Exhibit B (the “Guidelines”). The Adviser will have full power and authority to supervise and direct the investment of the assets in the Account in accordance with the Guidelines, including, without limitation, the power and authority to buy, sell, exchange, convert and otherwise effect transactions in any stocks, bonds, options, warrants, futures or other securities, all without prior consultation with the Client, except as may otherwise be provided in the Guidelines. In addition, the Client hereby appoints the Adviser as the Client’s attorney-in-fact, which appointment is coupled with an interest, for purposes of exercising the foregoing power and authority and discharging the Adviser’s obligations under this Agreement. The Client acknowledges that there can be no assurance that the Adviser will be successful in pursuing the Client’s investment objectives or that the Adviser’s strategies will be successful. The Client shall also notify the Adviser in writing of any specific restrictions governing the Account under the current or future laws of any jurisdiction applicable to Client or by virtue of the terms of any other contract or instrument purporting to bind the Client or the Adviser.

2. Nature of Investments. The nature of investments will be as set forth in the Guidelines. The investment may be in equity and debt securities, monetary instruments and other investment instruments and may be highly speculative and subject to risks, including, without limitation, the risk of losing the entire value of the investment. The Client has had the opportunity to discuss and consult with such advisers as it has deemed necessary in connection with the risks involved with the Account, and hereby acknowledges and represents that it fully understands such risks. It is intended that the Adviser will utilize its investment expertise and services to manage the Account. The Adviser may, however, if the Adviser considers it advisable in its judgment, to contract out for certain investment advice on behalf of the Client at the Adviser’s expense.

3. Principal and Cross Trades. The Client understands that the Adviser may engage in principal and cross trades (i.e., securities transactions wherein the Adviser or broker-dealers are representing, as agents, both the Client and the counterparty to a securities transaction). The Client hereby appoints Spectrum Global Fund Administration (“Spectrum”) as its agent and representative for purposes of providing consent to principal transactions, as contemplated under Section 206(3) of the Investment Advisers Act of 1940, as amended. The Client can (i) terminate this appointment of Spectrum on two days’ written notice to the Adviser and Spectrum and (ii) appoint any other party, including itself or any affiliate, to serve in this capacity.

4. Custody; Transaction Procedures. The Client has appointed or will appoint a custodian (the “Custodian”) to take and maintain possession of all the assets in the Account and will provide the Adviser with a true and complete copy of each agreement with the Custodian, the names of persons authorized to act on behalf of the Custodian and such other information as the Adviser may request. Neither the Adviser nor any affiliate (as such term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended) will be the Custodian. The Adviser will have no liability with respect to custodial arrangements or the acts, conduct, or omissions of such Custodian. The Adviser may issue instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by the Adviser pursuant to the authority conveyed by this Agreement. The Adviser will be under no duty to supervise or direct the investment of any assets that are not in the Account in the custody of the Custodian or readily available for delivery to the Custodian by the settlement date of any proposed transaction.

5. Brokerage. Adviser will enter orders for securities transactions in the Account with such brokers, dealers or issuers as the Adviser may select. Orders will be entered for execution on such markets, at such prices, and at such rates of broker-dealer compensation as the Adviser deems appropriate. In selecting brokers or dealers, and in determining appropriate level of broker-dealer compensation, the Adviser will seek to obtain the lowest commission, but will also take into account not only the available prices and rates of broker-dealer compensation, but also other relevant factors, including, without limitation, execution and operational capabilities, reputation, availability of margin or other leverage, and the range and quality of research and other services provided by such brokers or dealers that are expected to provide the Adviser with lawful and appropriate assistance in the Adviser’s investment decision-making process. The Client understands that, under some circumstances, the broker-dealer compensation it pays may exceed the compensation that could be obtained from another broker or dealer, particularly if such other broker or dealer were not providing research or other services. The Adviser may enter orders with brokers or dealers with which the Adviser is affiliated, and the Client acknowledges that such brokers or dealers may profit from such transactions by charging their usual and customary rates of compensation, including mark-ups or mark-downs on principal transactions. If the Client was referred to the Adviser by a broker or dealer, Client understands that the Adviser could have a conflict of interest in negotiating broker-dealer compensation with such broker or dealer on the Client’s behalf.

6. Account Service Fees.

(a) The Adviser will receive the following fees from the Client:

(i) A fee equal to 1/12 of 2.00% of the Net Asset Value of the Account calculated as of the last business day of each calendar month (the “Management Fee”). The Management Fee shall accrue monthly and be payable quarterly in arrears no later than the fifth business day following the Client’s receipt of a report from the Adviser calculating the Net Asset Value of the Account as of the last business day of each of the three months in the quarter and the corresponding Management Fee. The Management Fee may be waived, shared or rebated, at the discretion of the Adviser; and

(ii) A fee equal to 20% of the amount by which (i) the Aggregate Net Capital Appreciation of the Account exceeds (ii) the Account’s remaining Previous High Peak (the “Performance Fee”). The Performance Fee shall be payable quarterly in arrears and shall be paid to the Adviser promptly but no later than the tenth business day following the Client’s receipt of a report from the Adviser calculating such Performance Fee.

(b) “Aggregate Net Capital Appreciation” shall mean the excess, if any, of the Account’s Net Capital Appreciation for such Performance Period over the sum of the Account’s Net Capital Depreciation for such Performance Period and any Net Capital Depreciation for each prior consecutive Performance Period for which no Performance Fee was paid.

(c) “Aggregate Net Capital Depreciation” for any given Performance Period shall mean the excess, if any, of the Account’s Net Capital Depreciation for such Performance Period over the sum of the Account’s Net Capital Appreciation for such Performance Period.

(d) “Loss Recovery Amount” for the Account shall mean, the amount, if any, of Aggregate Net Capital Depreciation for the applicable Loss Recovery Period, if any, adjusted to reflect any withdrawals from the Account.

(e) “Loss Recovery Period” for the Account shall mean a period of time that includes the present Performance Period for the Account and each prior consecutive Performance Period for the Account for which no Performance Fee was paid. Performance Periods preceding a Performance Period for which a Performance Fee was paid shall not be included in the Account’s Loss Recovery Period.

(f) “Net Asset Value” shall be determined in accordance with the United Capital Asset Management Pricing Policies, dated December 2005 (the “Pricing Policies”), a copy of which is attached hereto as Exhibit C. During the term of this Agreement, the Pricing Policies shall be used not only to value the Account, but also to value the assets of Horizon Fund, L.P. and Horizon ABS Fund, L.P.

(g) “Net Capital Appreciation” shall mean the increase in the Net Asset Value of the Account, including unrealized gains and losses, from the beginning of a Performance Period to the end of such Performance Period determined (except for certain reserves that may be established or abolished for estimated or accrued expenses and for unknown or contingent liabilities) in accordance with generally accepted accounting principles.

(h) “Net Capital Depreciation” shall mean the decrease in the Net Asset Value of the Account, including unrealized gains and losses, from the beginning of a Performance Period to the end of such Performance Period determined (except for certain reserves that may be established or abolished for estimated or accrued expenses and for unknown or contingent liabilities) in accordance with generally accepted accounting principles.

(i) A “Performance Period” with respect to the Account shall mean the period of time for which a Performance Fee was paid. The first Performance Period shall begin on the date hereof and end on September 30, 2006. Each successive Performance Period shall be a calendar quarter. In the quarter that the Account is terminated, the Performance Period shall end on the date of termination.

(j) “Previous High Peak” shall mean the Account’s Loss Recovery Amount for such Account’s Loss Recovery Period.

7. Distributions and Withdrawals. Unless the Client notifies the Adviser otherwise in writing, distributions of any realized gains or profits will be reinvested in the Account. The Client may withdraw any cash and cash equivalents from the Account upon five (5) days’ prior written notice. The Client may withdraw assets (other than cash or cash equivalents) from the Account upon thirty (30) days’ written notice prior to the end of the month that the Client intends to effect such withdrawal, provided that (i) the Adviser can waive all or part of such notice period with respect to all or part of the proposed withdrawal and (ii) the Client, in its sole discretion, can extend the date of withdrawal. In the event that the Client notifies the Adviser that it intends to withdraw assets (other than cash and cash equivalents) from the Account, the Adviser shall have the option to monetize such assets and provide cash and/or cash equivalents in lieu of such assets to the Client, provided that the value of the cash and/or cash equivalents disbursed to the Client equals or exceeds the Net Asset Value of such assets according to the monthly report (provided in accordance with Section 8) for the month in which the withdrawal notice was provided (the “Withdrawal Value”). Notwithstanding the previous sentence, within ten (10) days of the notice of withdrawal, the Adviser shall have the option to request one fifteen (15) day extension of the withdrawal date if it requires the additional time in order to monetize the assets to be withdrawn at the Withdrawal Value. In the event that the Client refuses to grant such extension request, the Client acknowledges that the amount of cash or cash equivalents distributed to the Client in lieu of the assets to be withdrawn may be less than the Withdrawal Value.

8. Reporting Services to Client. As soon as reasonably practicable after the end of each calendar month, the Adviser will provide the Client with a full account statement reflecting the cash and market values of securities in the Account computed as of the last business day of such month. The Adviser will also provide the Client with detailed trading confirmations, including the following information for the securities: general description, face amount, principal amount and accrued interest amount. The Adviser will also provide the Client with such other reports as the Client may reasonably request. The Adviser will send these reports to the Client at the address set forth below in Section 23 or such other address as the Client may request in writing. The Client will provide, or instruct the Custodian to provide, the Adviser with such reports as to the status of the Account as the Adviser may reasonably request from time to time. The Client acknowledges that the Adviser will not be responsible for the accuracy of any information disclosed in any such report provided to the Adviser by any third party.

9. Voting Of Securities. The Adviser will not be required to take any action or render any advice with respect to the voting of securities in the Account unless authorized in writing by the Client.

10. Taxes/Withholding. The Adviser shall make no withholding for the Client for any jurisdiction. Any withholding made from the results of investment management of pooled funds in custody of the Adviser will be made only because local jurisdictions might so require it on sales or dividends from local securities, banking or investment instruments.

11. Confidentiality. The Client shall treat as confidential any and all information, recommendations and advice provided by or at the direction of, as well as actions undertaken by or at the direction of, the Adviser, furnished to the Client in connection with the Adviser’s duties under the Agreement, except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Client, or if available from a source other than the Adviser.

12. Non-Exclusive Relationship. The Client recognizes and acknowledges that the Adviser performs investment management services for various clients, which may include investment companies, limited partnerships and other investment vehicles. To the extent practicable, the Adviser will attempt to allocate investment opportunities among its various clients, including Client, on a basis that is, over time, fair and equitable to all clients. Client agrees that the Adviser may give advice and take action with respect to its other clients that may differ from advice given or the timing or the nature of action taken with respect to the Account. The Adviser will have no obligation to purchase or sell for the Account, or to recommend for purchase or sale by the Account, any security that the Adviser, its principals, affiliates, or employees may purchase for themselves or for other clients. Client recognizes that transactions in a specific security may not be accomplished for all clients’ accounts at the same time or at the same price. Notwithstanding the foregoing, the Adviser’s engagement hereunder vis-à-vis its services to certain of the Adviser’s other clients shall be governed by Exhibit B hereto.

13. Certain Account Expenses. The Client shall reimburse the Adviser for the reasonable fees and expenses of third parties (the “Account Expenses”) in accordance with the estimated projections provided in Exhibit D. The reimbursement for the Account Expenses shall be payable quarterly in arrears and shall be paid to the Adviser promptly but no later than the fifth business day following the Client’s receipt of a report from the Adviser detailing the Account Expenses. In addition to the reimbursement for Account Expenses provided in this Section 13, the Client shall pay the Adviser a one time fee of $5,000 related to organizational expenses within 30 days from the date hereof.

14. Applicable Laws, Rules and Regulations. The Client and the Adviser agree to comply with all local, state and federal laws, rules and regulations that may apply to the services being undertaken and received hereunder. If any terms, provisions and conditions hereof or activities undertaken under this Agreement on behalf of the Client are in conflict with the applicable laws, rules, regulations or orders of any state or federal governmental or regulatory body, the terms, provisions and conditions of this Agreement that are in conflict shall not apply.

15. Liability. Except as may otherwise be required by the applicable laws, rules and regulations or other applicable law, the Client agrees that the Adviser (1) shall bear no responsibility and shall not be subject to any liability for any act or omission respecting any other accounts of the Client not designated as part of the Account, and (2) shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties.

16. Indemnification.

(a) The Client agrees to indemnify and hold harmless the Adviser against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which the Adviser may become subject:

(i) under applicable securities laws, rules and regulations, under any other statute, at common law or otherwise, arising out of the Client’s willful misfeasance, bad faith or gross negligence in connection with this Agreement; provided, however, that in no case shall the indemnity in favor of the Adviser be deemed to protect such person against any liability to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties; or

(ii) due to a breach of the representation contained in Section 19(d).

(b) The Client shall not be liable under Section (a) of this Section 16 with respect to any claim made against the Adviser unless the Adviser shall have notified the Client in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Adviser, but failure to notify the Client of any such claim shall not relieve the Client from any liability which it may have to the Adviser against whom such action is brought, except to the extent the Client is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Adviser, the Client will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser to assume the defense thereof, with counsel reasonably satisfactory to the Adviser. If the Client assumes the defense of any such action and the selection of counsel by the Client to represent the Client and the Adviser would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Adviser, adequately represent the interests of the Adviser, the Client will, at its own expense, assume the defense with counsel to the Client and, also at Client’s own expense, with separate counsel to the Adviser, which counsel shall be reasonably satisfactory to the Client and to the Adviser. The Adviser shall bear the fees and expenses of any additional counsel retained by it, and the Client shall not be liable to the Adviser under this Agreement for any legal or other expenses subsequently incurred by the Adviser independently in connection with the defense thereof other than reasonable costs of investigation. The Client shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Adviser.

17. Standard of Care. The parties agree that the sole standard of care imposed on the Adviser by this Agreement is to act with care, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of similar character and with similar aims; provided, however, that nothing in this Agreement shall be deemed to limit any responsibility or liability that the Adviser may have to the Client to the extent such limitation would be inconsistent with applicable laws, rules and regulations, including the relevant securities laws.

18. Disclaimer of Warranties and Guaranties by the Adviser. The Adviser does not guarantee results on the investment advice and portfolio management of the Client’s funds deposited in the Account and invested by the Adviser. All conditions, warranties or representations, either express or implied, related to the performance of services under this Agreement are hereby mutually agreed by both parties to be excluded.

19. Other Representations and Agreements. The Client represents that:

(a) it has full capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply fully with the terms, provisions and conditions hereof and that it shall deliver to the Adviser any evidence of such authority that the Adviser reasonably requests.

(b) the terms of this Agreement do not violate any obligation by which the Client is or may be bound, whether arising by contract, operation of law or otherwise.

(c) its net asset value is in excess of $1,500,000 and/or it has at least $750,000 invested with the Adviser.

(d) the assets to be managed by the Adviser for the Client are free from any security interests, liens, or encumbrances exercisable by any third party against such assets and the Client shall not grant a security interest, lien, or encumbrance on any such assets for the benefit of any third party, except at the direction of, or with the permission of, the Adviser; the Client will notify the Adviser if it learns that any security interest, lien, or encumbrance has been created against any assets managed by the Adviser.

(e) no later than ten (10) days from the date of this Agreement, it will provide the Adviser copies of documents reasonably necessary for the Adviser to manage the Account.

(f) it has received a copy of Part II of the Adviser’s Form ADV at least 48 hours prior to the execution of this Agreement.

20. Authorized Persons. Within ten (10) days from the date of this Agreement, the Client shall provide the Adviser with a certificate of its Secretary, Assistant Secretary or other appropriate person setting forth the names and specimen signatures of all the individuals who are authorized to act on behalf of the Client with respect to the Account (the “Authorized Persons”), and, promptly after any change therein, the Client will provide the Adviser a revised list of Authorized Persons. The Adviser shall not be liable and shall be fully protected in relying upon any notice, instruction, or other communication that it reasonably believes (based on the most recent certificate provided pursuant to this Section 20) to have been given by an Authorized Person.

21. Agreement and Termination.

(a) This Agreement shall control and govern the relationship between the two parties during all times that the services for investment advice and portfolio management are being performed and supersedes all other agreements, contracts and understandings, whether written or oral, relating to the subject matter hereof.

(b) Unless terminated earlier in accordance with Section 21(c) or (d), this Agreement shall have an initial term of three (3) years, which shall be automatically extended for additional one year periods until terminated.

(c) Either party can terminate this Agreement upon thirty (30) days’ written notice prior to the end of the month that the Account is to be closed, provided that (i) the Adviser can waive all or part of such notice period and (ii) the Client, in its sole discretion, can extend the Distribution Date (as defined below).

(d) In the event that the value of the Account declines by twenty-five percent (25%) in a six (6) month period (excluding withdrawals by the Client pursuant to Section 7), the Client may terminate this Agreement at any time upon five (5) days’ written notice.

(e) In the event of a termination pursuant to Section 21(c) or (d), the Adviser shall have the option to monetize the assets in the Account and provide cash and/or cash equivalents in lieu of the assets in the Account to the Client at the end of the month following the month in which the adviser receives the notice of termination (the “Distribution Date”), provided that the value of the cash and/or cash equivalents disbursed to the Client equals or exceeds the Net Asset Value of the Account according to the monthly report (provided in accordance with Section 8) for the month in which the termination notice was provided (the “Termination Value”). Notwithstanding the previous sentence, within ten (10) days of a notice of termination by the Client, the Adviser shall have the option to request one fifteen (15) day extension of the Distribution Date if it requires the additional time in order to monetize the assets in the Account at the Termination Value. In the event that the Client refuses to grant such extension request, the Client acknowledges that the amount of cash or cash equivalents distributed to the Client on the Distribution Date in lieu of the assets in the Account may be less than the Termination Value.

22. Arbitration. Notwithstanding anything herein to the contrary, all disputes among the parties arising out of or relating to this Agreement shall be resolved by final and binding arbitration in Miami, Florida, conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil juridical proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto and not subject to any judicial review whatsoever, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties shall cause the arbitrator to reduce its findings of fact and conclusions of law to writing. The parties shall direct the arbitrator to allocate the responsibility to pay the costs and expenses of the arbitration (including, but not limited to, attorneys’ fees and expenses and the costs of the arbitrator) between the parties to the arbitration on the basis of the relative extent to which the arbitrator determines the parties have prevailed in the arbitration. In addition, each party shall be entitled to collect its costs and expenses (including, but not limited to, attorneys’ fees and expenses) incurred in enforcing any arbitration award.

23. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, five (5) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopy machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address or facsimile number of which no notice was given (in accordance with this Section 23), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day after the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

To the Client:	Horizon Fund III, Inc.
c/o CompuCredit Corporation
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346
Attn: General Counsel
Facsimile: (770) 206-6187

With a copy to:	Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
Attn.: W. Brinkley Dickerson, Jr.
Facsimile: (404) 962-6743

To the Adviser:	United Capital Asset Management LLC
240 Crandon Boulevard
Suite 101
Key Biscayne, Florida 33149
Attn: Randi L. Sanders
Facsimile: (305) 423-4289

or to such other address or facsimile number as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 23 shall be effective after it is received by the intended recipient.

24. Futures Contracts. SHOULD ADVISER TRANSACT IN FUTURES CONTRACTS FOR CLIENT’S ACCOUNT, CLIENT UNDERSTANDS THAT PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF THE COMMODITY TRADING ADVISER DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to that State’s conflicts of laws provisions that would defer to, or result in the application of, the substantive laws of another jurisdiction.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

27. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, transferees and permitted assigns as provided herein. The Adviser may not assign this Agreement (including its rights and duties hereunder) without the written consent of the Client, which consent may be withheld in the Client’s sole and absolute discretion. The Adviser shall give the Client notice not later than ten (10) business days prior to such assignment. The Client may not assign or transfer this Agreement without the prior written consent of the Adviser.

28. Indulgences Not Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

29. Titles Not to Affect Interpretation. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30. Provisions Separable. In case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HORIZON FUND III, INC.

By:	/s/ Joshua C. Miller
Name:	Joshua C. Miller
Title:	Assistant Secretary

UNITED CAPITAL ASSET MANAGEMENT LLC

By:	/s/ D. John Devaney
Name:	D. John Devaney
Title:	Chief Executive Officer